EXHIBIT 99.2

                  AGREEMENT AND PLAN OF MERGER



                             AMONG



                        IMC GLOBAL INC.



                      BULL MERGER COMPANY



                              AND



                     THE VIGORO CORPORATION



                 Dated as of November 13, 1995




                       TABLE OF CONTENTS
                                                             Page

                           ARTICLE I
                           THE MERGER
     Section 1.1   The Merger                                   2
     Section 1.2   Effective Time                               2
     Section 1.3   Effects of the Merger                        2
     Section 1.4   Certificate of Incorporation; By-laws;
                    Directors and Officers.                     3
     Section 1.5   Conversion of Securities                     3
     Section 1.6   Parent to Make Stock Certificates Available  5
     Section 1.7   Dividends; Transfer Taxes; Withholding       7
     Section 1.8   No Fractional Shares                         8
     Section 1.9   Return of Exchange Fund                      9
     Section 1.10  November Stock Dividend; Adjustment of
                    Conversion Number                           9
     Section 1.11  No Further Ownership Rights in Company
                     Common Shares                             10
     Section 1.12  Closing of Company Transfer Books           10
     Section 1.13  Further Assurances                          10
     Section 1.14  Closing                                     10

                           ARTICLE II
        REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Section 2.1  Organization, Standing and Power             11
     Section 2.2  Capital Structure                            12
     Section 2.3  Authority                                    13
     Section 2.4  Consents and Approvals; No Violation         14
     Section 2.5  SEC Documents and Other Reports              15
     Section 2.6  Registration Statement and Joint Proxy
                    Statement                                  16
     Section 2.7  Absence of Certain Changes or Events         17
     Section 2.8  No Existing Violation, Default, Etc.         17
     Section 2.9  Licenses and Permits                         18
     Section 2.10 Environmental Matters                        19
     Section 2.11 Tax Matters                                  19
     Section 2.12 Actions and Proceedings                      20
     Section 2.13 Labor Matters                                21
     Section 2.14 Contracts                                    21
     Section 2.15 ERISA                                        22
     Section 2.16 Liabilities                                  23
     Section 2.17 Opinion of Financial Advisor                 23
     Section 2.18 Pooling of Interests; Reorganization         23
     Section 2.19 Operations of Sub                            23
     Section 2.20 Brokers                                      24
     Section 2.21 Ownership of Company Capital Stock           24

                          ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Section 3.1  Organization, Standing and Power             24
     Section 3.2  Capital Structure                            24
     Section 3.3  Authority                                    25
     Section 3.4  Consents and Approvals; No Violation         26
     Section 3.5  SEC Documents and Other Reports              27
     Section 3.6  Registration Statement and Joint Proxy
                    Statement                                  28
     Section 3.7  Absence of Certain Changes or Events         28
     Section 3.8  No Existing Violation, Default, Etc.         29
     Section 3.9  Licenses and Permits                         30
     Section 3.10 Environmental Matters                        30
     Section 3.11 Tax Matters                                  31
     Section 3.12 Actions and Proceedings                      31
     Section 3.13 Labor Matters                                32
     Section 3.14 Contracts                                    32
     Section 3.15 ERISA                                        33
     Section 3.16 Liabilities                                  35
     Section 3.17 Opinion of Financial Advisor                 35
     Section 3.18 State Takeover Statutes; Absence of
                    Stockholder Rights Plan                    35
     Section 3.19 Pooling of Interests; Reorganization         35
     Section 3.20 Brokers                                      36
     Section 3.21 Ownership of Parent Capital Stock            36

                           ARTICLE IV
           COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 4.1  Conduct of Business Pending the Merger       36
     Section 4.2  No Solicitation                              42
     Section 4.3  Third Party Standstill Agreements            43
     Section 4.4  Pooling of Interests; Reorganization         43

                           ARTICLE V
                     ADDITIONAL AGREEMENTS
     Section 5.1  Stockholder Meetings                         44
     Section 5.2  Preparation of the Registration Statement
                   and the Joint Proxy Statement               44
     Section 5.3  Comfort Letters                              45
     Section 5.4  Access to Information                        45
     Section 5.5  Compliance with the Securities Act           46
     Section 5.6  Stock Exchange Listings                      47
     Section 5.7  Fees and Expenses                            47
     Section 5.8  Company Stock Options                        49
     Section 5.9  Reasonable Best Efforts; Pooling of
                    Interests                                  50
     Section 5.10 Public Announcements                         51
     Section 5.11 Real Estate Transfer and Gains Tax           51
     Section 5.12 State Takeover Laws                          52
     Section 5.13 Indemnification; Directors and Officers
                    Insurance                                  52
     Section 5.14 Notification of Certain Matters              54
     Section 5.15 Board of Directors                           54
     Section 5.16 Employee Benefits                            55

                           ARTICLE VI
               CONDITIONS PRECEDENT TO THE MERGER
     Section 6.1 Conditions to Each Party's Obligation to
                  Effect the Merger                            56
     Section 6.2  Conditions to Obligation of the Company
                   to Effect the Merger                        58
     Section 6.3  Conditions to Obligations of Parent and
                   Sub to Effect the Merger                    60

                          ARTICLE VII
               TERMINATION; AMENDMENT AND WAIVER
     Section 7.1  Termination                                  61
     Section 7.2  Effect of Termination                        65
     Section 7.3  Amendment                                    65
     Section 7.4  Waiver                                       65

                          ARTICLE VIII
                       GENERAL PROVISIONS
     Section 8.1  Non-Survival of Representations and
                   Warranties                                  65
     Section 8.2  Notices                                      66
     Section 8.3  Interpretation                               66
     Section 8.4  Counterparts                                 67
     Section 8.5  Entire Agreement; No Third-Party
                   Beneficiaries                               67
     Section 8.6  Governing Law                                67
     Section 8.7  Assignment                                   67
     Section 8.8  Severability                                 67
     Section 8.9  Enforcement of this Agreement                68

                  AGREEMENT AND PLAN OF MERGER



          AGREEMENT AND PLAN OF MERGER dated as of November 13, 1995 (this "Agreement") among IMC Global Inc., a Delaware corporation ("Parent"), Bull Merger Company, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and The Vigoro Corporation, a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").


                      W I T N E S S E T H:


          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions herein set forth, whereby each issued and outstanding share of Common Stock, $.01 par value, of the Company ("Company Common Shares"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, $1.00 par value, of Parent ("Parent Common Stock");

          WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Sub;

          WHEREAS, in order to induce Parent and Sub to enter into this Agreement, concurrently herewith the Company is entering into a Stock Option Agreement dated as of the date hereof (the "Stock Option
Agreement") with Parent, the form of which is attached hereto as Exhibit A;

          WHEREAS, concurrently herewith Parent and Great American Management and Investment, Inc. (the "Principal Stockholder") are entering into a Voting Agreement dated as of the date hereof (the "Voting Agreement") and a Limited Irrevocable Proxy (the "Irrevocable Proxy"), the forms of which are attached hereto as Exhibit B;

          WHEREAS, for United States income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests.

          NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                           ARTICLE I

                           THE MERGER

          Section 1.1 The Merger. Upon the terms and subject to the conditions herein set forth, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

          Section 1.2 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, has been filed with the Secretary of State of the State of Delaware; provided, however, that, upon the mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger, but not to exceed 30 days after the date that the Certificate of Merger has been filed. When used in this Agreement, the term "Effective Time" means the later of the date and time at which the Certificate of Merger has been filed or such later date and time as is established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger herein set forth.

          Section 1.3 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and as set forth in this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.4 Certificate of Incorporation; By-laws; Directors and Officers.
          (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect prior to the Effective Time, shall be amended so that the first paragraph of ARTICLE FOURTH thereof shall read in its entirety as follows:

          "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,003,800 consisting of 3,800 shares of Preferred Stock, $100.00 par value per share, and 1,000,000 shares of Common Stock, $.01 par value per share."

As so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. From and after the Effective Time, the Surviving Corporation shall have the power to amend and restate such Certificate of Incorporation to delete any Certificates of Designations relating to any series of Preferred Stock of the Surviving Corporation that is not then outstanding.

          (b) The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation or as provided by applicable law.

          (c) The Board of Directors of the Surviving Corporation shall consist of not less than three directors to be designated by Parent, who shall serve until respective successors are duly elected and qualified.

          (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified.

          Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of either of the Constituent Corporations:

          (a) Each issued and outstanding common share, $.01 par value, of Sub shall be converted into 500 Common Shares of the Surviving Corporation.

          (b) All Company Common Shares that are held in the treasury of the Company and any Company Common Shares owned by Parent shall be cancelled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

          (c) Subject to the provisions of Sections 1.8 and 1.10, each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with
Section 1.5(b)) shall be converted into 0.80 (such number being hereinafter referred to as the "Conversion Number") of a validly issued, fully paid and nonassessable share of Parent Common Stock; provided, however, that if the average of the per share daily closing prices on the New York Stock Exchange (the "NYSE") of Parent Common Stock (as reported in the NYSE Composite Transactions in the Wall Street Journal, Midwest Edition) during the 20 consecutive trading days ending on the fifth trading day prior to the date that the Company Stockholder Meeting is held (the "Average Price") is less than $61.875, then the Conversion Number shall be equal to the lesser of: (a) 0.85; and (b) the number obtained by dividing $49.50 by the Average Price; and provided, further, that if the Average Price is greater than $80.00, then the Conversion Number shall be equal to the greater of:
(x) 0.75; and (y) the number obtained by dividing $64.00 by the Average Price. All such Company Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired; and each holder of a certificate representing prior to the Effective Time any such Company Common Shares shall cease to have any rights with respect thereto, except the right to receive (i) certificates representing the shares of Parent Common Stock into which such Company Common Shares have been converted, (ii) any dividends and other distributions in accordance with Section 1.7 and (iii) any cash, without interest, to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 1.8.

          (d) The Company Series E Preferred Shares and the Company F Preferred Shares (as such terms are defined in Section 3.2) shall not be converted or cancelled (except to the extent that the holder of any such Series E Preferred Shares or Series F Preferred Shares shall have perfected and not lost or withdrawn any right to appraisal for such shares under any applicable provisions of the DGCL) but shall remain Company Series E Preferred Shares and Company Series F Preferred Shares, respectively, of the Surviving Corporation (collectively, the "Preferred Shares") without alteration of their relative rights, preferences, terms and conditions.

          Section 1.6  Parent to Make Stock Certificates Available.
(a) Exchange of Certificates. Parent shall authorize a commercial bank having capital of not less than $5 billion (or such other person or persons as shall be acceptable to Parent and the Company) to act as exchange agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of certificates (the "Company Certificates") which immediately prior to the Effective Time represented Company Common Shares converted in the Merger, certificates (the "Parent Certificates") representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto deposited in accordance with
Section 1.7, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.5(c) in exchange for the outstanding
Company Common Shares.   The Exchange Fund shall not be used for any
other purpose.

          (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of a Company Certificate at the Effective Time a letter of transmittal in customary and reasonable form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery thereof to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Company Certificates in exchange for the property described in the next sentence). Upon surrender for cancellation to the Exchange Agent of Company Certificate(s) held by any record holder of a Company Certificate, together with such letter of transmittal duly executed, such holder shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock into which the Company Common Shares represented by the surrendered Company Certificate(s) shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share of Parent Common Stock in accordance with Section 1.8 and any dividends and other distributions payable in accordance with
Section 1.7; and the Company Certificate(s) so surrendered shall forthwith be cancelled. Shares of Parent Common Stock issued in the Merger shall be issued as of, and be deemed to be outstanding as of, the Effective Time. Parent shall cause all such shares of Parent Common Stock issued pursuant to the Merger to be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          In the event any Company Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate(s) to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, upon the posting by such person of a bond in such amount as Parent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate(s), the Exchange Agent will issue in respect of such lost, stolen or destroyed Certificate(s), the consideration to be received by virtue of the Merger with respect to the Company Common Shares represented thereby (subject to the payment of cash in lieu of fractional shares in accordance herewith) and such person shall be entitled to the voting, dividend and other distribution rights provided herein with respect thereto.

          (c) Status of Company Certificates. Subject to the provisions of Sections 1.7 and 1.8, each Company Certificate which immediately prior to the Effective Time represented Company Common Shares to be converted in the Merger shall, from and after the Effective Time until surrendered in exchange for Parent Certificate(s) in accordance with this Section 1.6, be deemed for all purposes to represent the number of shares of Parent Common Stock into which such Company Common Shares shall have been so converted. Appropriate procedures shall be established by Parent and the Exchange Agent so that each holder of a Company Certificate at the Effective Time shall be entitled to vote on all matters subject to vote of holders of Parent Common Stock with a record date on or after the date of the Effective Time, whether or not such Certificate holder shall have surrendered Certificates in accordance with the provisions of this Agreement. For purposes of this Section 1.6, Parent may rely conclusively on the shareholder records of the Company in determining the identity of, and the number of Company Common Shares held by, each holder of a Company Certificate at the Effective Time.

          (d) Notwithstanding anything contained in the preceding provisions of this Section 1.6 or elsewhere in this Agreement to the contrary, all shares of Parent Common Stock which are required by virtue of the Merger to be issued to a holder of Company Common Shares whose acquisition of such shares of Parent Common Stock is subject to the reporting requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall at the written request of such holder be placed in an escrow by the Exchange Agent for the benefit of such holder, pending expiration or termination of the waiting period under the HSR Act with respect to the acquisition of such Parent Common Stock on terms which are consistent with 16 CFR
Section 801.31(d) (it being understood that, if such escrow is not permitted under applicable law or any rules or regulations or interpretations thereunder or if such escrow would cause the Merger not to qualify as a pooling of interests under generally accepted accounting principles, the foregoing provisions of this paragraph (d) shall not apply).

          (e) To the extent that any holder of Preferred Shares shall make a demand for appraisal of such holder's Preferred Shares pursuant to any applicable provision of the DGCL, the Company shall give Parent prompt notice upon receipt of such demand or appraisal. The Company agrees that, prior to the Effective Time, it will not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle with, any such holder of Preferred Shares. Each holder of Preferred Shares who shall become entitled, pursuant to any applicable appraisal rights provisions of the DGCL, to payment for his or her Preferred Shares shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions) and such Preferred Shares shall be cancelled.

          Section 1.7  Dividends; Transfer Taxes; Withholding.
(a) No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any person entitled by reason of the Merger to receive Parent Certificates representing Parent Common Stock, and no cash payment in lieu of any fractional share of Parent Common Stock shall be paid to any such person pursuant to Section 1.8, until such person shall have surrendered its Company Certificate(s) as provided in
Section 1.6. Subject to applicable law, there shall be paid to each person receiving a Parent Certificate representing such shares of Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such Parent Certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

          (b) If any cash or Parent Certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Company Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such Parent Certificate and the distribution of such cash payment in a name other than that of the registered holder of the Company Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

          Section 1.8 No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Certificates pursuant to this Article I (taking into account all Company Certificates held by a stockholder); no dividend or other distribution by Parent and no stock split, combination or reclassification shall relate to any such fractional share; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any such fractional share, each holder of Company Common Shares who would otherwise have been entitled, based on all Company Certificate(s) surrendered for exchange by such holder, thereto upon the surrender of Company Certificate(s) for exchange pursuant to this Article I will promptly be paid an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. (the "NYSE") of Parent Common Stock (as reported in the NYSE Composite Transactions) on the date on which the Effective Time shall occur (or, if the Parent Common Stock shall not trade on the NYSE on such date, the first day of trading in Parent Common Stock on the NYSE thereafter) by (ii) the fractional share to which such holder would otherwise be entitled. Parent shall make available to the Exchange Agent the cash necessary for this purpose.

          Section 1.9  Return of Exchange Fund.   Any portion of the
Exchange Fund which remains undistributed to the former holders of Company Common Shares for one year after the Effective Time shall be delivered to Parent, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Company Certificate in compliance with this Article I shall thereafter look only to Parent for payment of their claim for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to such shares of Parent Common Stock. Neither Parent nor the Company shall be liable to any former holder of Company Common Shares for any such shares of Parent Common Stock held in the Exchange Fund (and any such cash, dividends and distributions payable in respect thereof) which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          Section 1.10  November Stock Dividend;
Adjustment of Conversion Number. The Board of Directors of Parent has declared a two-for-one stock split which is to be effected in the form of a 100% stock dividend to be distributed on November 30, 1995 to stockholders of record of Parent Common Stock as of the close of business on November 15, 1995 (the "November Stock Dividend").
Section 1.5 sets forth the Conversion Number and certain share price information before giving effect to the November Stock Dividend. Notwithstanding anything contained herein to the contrary, from and after the record date for the November Stock Dividend, Section 1.5 shall be deemed automatically amended and restated to the effect set forth in Schedule 1.5 and thereafter all references in this Agreement to Section 1.5 or the Conversion Number shall refer to such amended and restated Section 1.5 and the Conversion Number set forth in Schedule
1.5. In the event of any other stock split, combination, reclassification or stock dividend with respect to Parent Common Stock, any change or conversion of Parent Common Stock into other securities or any other dividend or distribution with respect to Parent Common Stock (other than quarterly cash dividends permitted by Section 4.1(a)(i)(A)), or the issuance of any securities, property or cash upon the exercise of, or in exchange for, Parent Rights (as defined in Section 2.2 herein) or if a record date with respect to any of the foregoing should occur, prior to the Effective Time, appropriate, equitable and proportionate adjustments shall be made to the Conversion Number and related numbers and stock prices set forth in Section 1.5 (or Schedule 1.5 as the case may be), and thereafter all references in this Agreement to the Conversion Number shall be deemed to be to the Conversion Number as so adjusted.

          Section 1.11 No Further Ownership Rights in Company Common Shares. All certificates representing shares of Parent Common Stock delivered upon the surrender for exchange of any Company Certificate in accordance with the terms hereof (including any cash paid pursuant to Section 1.7 or 1.8) shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Common Shares represented by such Company Certificate.

          Section 1.12 Closing of Company Transfer Books. At the Effective Time, the transfer books of the Company for the Company Common Shares shall be closed, and no transfer of Company Common Shares shall thereafter be made. Subject to the last sentence of Section 1.9, if, after the Effective Time, Company Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article I.

          Section 1.13 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

          Section 1.14 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois at 10:00 A.M., local time, on the first business day on which each of the conditions set forth in Article VI shall have been (and continue to be) fulfilled or waived, or at such other time and place as Parent and the Company may agree.


                           ARTICLE II

        REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub represent and warrant, jointly and severally, to the Company, except as set forth in the Parent Letter (as hereinafter defined) as follows:

          Section 2.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; all of Sub's outstanding shares of capital stock are owned directly by Parent; and each of Parent and Sub has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. For purposes of this Agreement: (i) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect that is materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, as the case may be, except, in the case of a Material Adverse Change, for any change resulting from conditions or circumstances generally affecting the businesses in which Parent or the Company, as the case may be, operates; and (ii) "Subsidiary" means any corporation, partnership, joint venture or other legal entity and of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote with respect to matters to be voted on in such corporation, partnership, joint venture or other legal entity. Except as disclosed in the Parent SEC Documents or the Parent Letter, Parent and its Subsidiaries are not subject to any material joint venture, joint operating or similar arrangement or any material shareholders agreement relating thereto.

          Section 2.2 Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of: 100,000,000 shares of Parent Common Stock and 12,000,000 shares of Series Preferred Stock, $1.00 par value (the "Parent Preferred Stock"), of which 3,000,000 shares have been designated as "Junior Participating Preferred Stock, Series C" (the "Parent Series C Preferred Stock"). At the close of business on October 31, 1995, 29,748,273 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, are fully paid and nonassessable and are free of preemptive rights. No shares of Parent Preferred Stock have been issued, and there has been no material change in the number of issued and outstanding shares of Parent Common Stock between October 31 and November 10, 1995. All of the shares of Parent Common Stock issuable in exchange for Company Common Shares at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for this Agreement, except as provided in Parent's Restated Certificate of Incorporation, except for the rights ("Parent Rights") to purchase shares of Parent Series C Preferred Stock pursuant to the Rights Agreement (the "Parent Rights Agreement") dated June 21, 1989 between Parent and the First National Bank of Chicago, as Rights Agent, except for stock options covering not in excess of 300,000 shares of Parent Common Stock (collectively, the "Parent Stock Options") and except for the November Stock Dividend, there are no options, warrants, calls, rights or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any such Subsidiary or obligating Parent or any such Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Parent SEC Documents or the Parent Letter (as such terms are hereinafter defined), each such share is beneficially owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. As of the date of its filing, Exhibit 21 to Parent's Annual Report on Form 10-K for the year ended June 30, 1995, as filed with the United States Securities and Exchange Commission (the "SEC") (the "Parent Annual Report"), is a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC. Pursuant to the Parent Rights Agreement, all shares of Parent Common Stock are issued with Rights attached thereto.

          Section 2.3 Authority. The Board of Directors of Parent (a) has declared as advisable and fair to and in the best interests of the stockholders of Parent (and, in the case of clauses (ii) and (iii) below, has resolved to recommend to such stockholders for approval) (i) the Merger, (ii) amendments to the Restated Certificate of Incorporation of Parent to increase to not less than 13 the number of directors that may from time to time comprise the Board of Directors and to increase the number of authorized shares of Parent Common Stock to 250,000,000 (collectively, the "Charter Amendments") and (iii) the issuance (the "Parent Share Issuance") of shares of Parent Common Stock in accordance with the Merger and (b) has approved this Agreement. The Board of Directors of Sub has declared the Merger advisable and approved this Agreement. Parent has all requisite power and authority to enter into this Agreement, the Stock Option Agreement and (subject to (x) approval of the Parent Share Issuance by a majority of the votes cast at the Parent Stockholder Meeting (as hereinafter defined) by the holders of the shares of Parent Common Stock, provided that the total number of votes cast on the Parent Share Issuance represents more than 50% of the shares of Parent Common Stock entitled to vote thereon at the Parent Stockholder Meeting, and (y) adoption of the Charter Amendments by the holders of a majority of the outstanding shares of Parent Common Stock) to consummate the transactions contemplated hereby and thereby. Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub, the execution and delivery of the Stock Option Agreement by Parent and the consummation by Parent and Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject, in the case of this Agreement, to (x) approval of the Parent Share Issuance by a majority of the votes cast at the Parent Stockholder Meeting by the holders of the shares of Parent Common Stock, provided that the total number of votes cast on the Parent Share Issuance represents more than 50% of the shares of Parent Common Stock entitled to vote thereon at the Parent Stockholder Meeting, and (y) adoption of the Charter Amendments by the holders of a majority of the outstanding shares of Parent entitled to vote thereon. This Agreement has been duly executed and delivered by Parent and Sub and the Stock Option Agreement has been duly executed and delivered by Parent and (assuming the valid authorization, execution and delivery hereof and thereof by the Company and the validity and binding effect hereof and thereof on the Company) each constitutes the valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms. The Parent Share Issuance and the preparation of a registration statement on Form S-4 to be filed with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of Parent Common Stock to be issued in connection with the Merger (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement"), including the Joint Proxy Statement (as hereinafter defined), have been duly authorized by Parent's Board of Directors.

          Section 2.4 Consents and Approvals; No Violation. Except as set forth in the letter dated and delivered to the Company on the date hereof (the "Parent Letter"), which relates to this Agreement and is designated therein as being the Parent Letter, the execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under: (i) subject to adoption of the Charter Amendments as described in the second sentence of Section 2.3, any provision of the Restated Certificate of Incorporation or By-laws of Parent or the comparable charter or organization documents or by-laws of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and would not materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign (including provincial) or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub, the execution and delivery of the Stock Option Agreement by Parent or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement, except: (i) in connection, or in compliance, with the provi sions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), (ii) for the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to Parent's Restated Certificate of Incorporation relating to the Charter Amendments and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) for such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (iv) for such filings, authorizations, orders and approvals, if any, as may be required by state takeover laws (the "State Takeover Approvals"),
(v) for such filings as may be required in connection with the taxes described in Section 5.11, (vi) for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country (including, without limitation, any political subdivision thereof) in which Parent or the Company or any of their respective Subsidiaries conducts any business or owns any property or assets and (vii) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and would not materially impair the ability of Parent or Sub to perform their respective obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

          Section 2.5 SEC Documents and Other Reports. Parent has filed all documents required to be filed by it with the SEC since June 30, 1993. As of their respective dates, all documents filed by Parent with the SEC since June 30, 1993 (the "Parent SEC Documents") complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as set forth in the Parent SEC Documents, since June 30, 1995 Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements.

          Section 2.6 Registration Statement and Joint Proxy State ment. None of the information (other than information provided by the Company) included or incorporated by reference in the Registration Statement or the joint proxy statement/prospectus included therein relating to the Stockholder Meetings (as defined in Section 5.1) (together with any amendments or supplements thereto, the "Joint Proxy Statement") will (i) in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or
(ii) in the case of the Joint Proxy Statement, at the time of the mailing thereof, at the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its directors and officers or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registra tion Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act, and the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, in each case other than as to information provided for inclusion therein by the Company.

          Section 2.7 Absence of Certain Changes or Events. Except as set forth in the Parent SEC Documents filed prior to the date hereof or the Parent Letter, since June 30, 1994: (i) Parent and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that has resulted or would reasonably be expected to result in a Material Adverse Effect on Parent; (ii) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect on Parent; (iii) there has been no material change in the indebtedness of Parent and its Subsidiaries (other than changes in the ordinary course of business), no change in the outstanding shares of capital stock of Parent except for the issuance of shares of Parent Common Stock pursuant to the Parent Stock Options and no dividend or distribution of any kind declared, paid or made by Parent on any class of its capital stock except for regular quarterly dividends (before giving effect to the November Stock Dividend) of not more than $0.16 per share on Parent Common Stock and except for the November Stock Dividend and (iv) there has been no Material Adverse Change with respect to Parent, nor any event or development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change with respect to Parent.

          Section 2.8 No Existing Violation, Default, Etc. Neither Parent nor any of its Subsidiaries is in violation of (i) its charter or other organization documents or by-laws, (ii) any applicable law, ordinance or administrative or governmental rule or regulation or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. The properties, assets and operations of Parent and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign (including without limitation, provincial) laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection and clean-up of the environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past or current events, conditions, circumstances, activities, practices, incidents, actions or plans of Parent or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as, individually or in the aggregate with any such other interference or prevention, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. The term "hazardous materials" shall mean those substances that are regulated by or form the basis for liability under any applicable Environmental Laws.

          Except as may be set forth in the Parent SEC Documents or the Parent Letter: (i) there is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any loan or credit agreement, note, bond, mortgage, indenture or guarantee of indebtedness for borrowed money and (ii) there is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any lease, other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any such Subsidiary or any of their respective properties, assets or business is bound, in the case of each of clause
(i) and (ii) immediately above, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

          Section 2.9 Licenses and Permits. Parent and its Subsidiaries have received such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Entities (the "Parent Licenses") as are necessary to own or lease and operate their respective properties and to conduct their respective businesses substantially in the manner described in the Parent SEC Documents and as currently owned or leased and conducted, and all such Parent Licenses are valid and in full force and effect, except for any such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances which the failure to have or to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent and its Subsidiaries are in compliance in all material respects with their respective obligations under the Parent Licenses, with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent, and no event has occurred that allows, or after notice or lapse of time, or both, would allow, revocation or termination of any material Parent License.

          Section 2.10 Environmental Matters. Except as set forth in the Parent SEC Documents or the Parent Letter, (i) neither Parent nor any of its Subsidiaries is the subject of any federal, state, local, foreign or provincial investigation, and neither Parent nor any of its Subsidiaries has received any notice or claim (or is aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other person, relating to any material liability or obligation or material remedial action or potential material liability or obligation or material remedial action under any Environmental Law; and (ii) there are no pending, reasonably anticipated or, to the knowledge of Parent, threatened actions, suits or proceedings (or facts that would form a reasonable basis for any such action, suit or proceeding) against Parent, any of its Subsidiaries or any of their respective properties, assets or operations asserting any such material liability or obligation or seeking any material remedial action in connection with any Environmental Laws.

          Section 2.11  Tax Matters.   Except as otherwise set forth in
the Parent Letter: (i) Parent and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns (as hereinafter defined) required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to be correct and complete would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent; (ii) all Taxes (as hereinafter defined) shown to be due on such Tax Returns have been timely paid or extensions for payment have been duly obtained, or such Taxes are being timely and properly contested, and Parent and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (iv) such Tax Returns relating to federal and state income Taxes have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of such Tax Returns are currently pending; and (vi) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested. The charges, accruals and reserves on the books of Parent and its Subsidiaries in respect of Taxes have been established and maintained in accordance with generally accepted accounting principles. To the knowledge of Parent, the representations set forth in the Parent Tax Certificate attached to the Parent Letter, if made on the date hereof (assuming the Merger were consummated on the date hereof), would be true and correct in all material respects. For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity; and (ii) "Tax Return" means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          Section 2.12 Actions and Proceedings. Except as set forth in the Parent SEC Documents or the Parent Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against Parent or any of its Subsidiaries, any of its or their properties, assets or business, any Parent Plan (as defined in Section 2.15) or, to the knowledge of Parent, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as set forth in the Parent SEC Documents or the Parent Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, any of its or their properties, assets or business, any Parent Plan or, to the knowledge of Parent, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as set forth in the Parent SEC Documents or the Parent Letter, as of the date hereof, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, any of its or their properties, assets or business, any Parent Plan or, to the knowledge of Parent, any of its or their current or former directors or officers, as such, relating to the transactions contemplated by this Agreement.

          Section 2.13 Labor Matters. Except as disclosed in the Parent SEC Documents or the Parent Letter, neither Parent nor any of its Subsidiaries has any labor contracts, collective bargaining agreements or material employment or consulting agreements with any persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries (the "Parent Business Personnel") or any representative of any Parent Business Personnel. Except as set forth in the Parent SEC Documents or the Parent Letter, neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to Parent Business Personnel, and there is no unfair labor practice complaint pending against Parent or any of its Subsidiaries with respect to Parent Business Personnel, which, in either case, would reasonably be expected to have, individually or in the aggregate, a
Material Adverse Effect on Parent.   Except as set forth in the Parent
SEC Documents or the Parent Letter, there is no material labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has experienced any material primary work stoppage or other material labor difficulty involving its employees during the last three years.

          Section 2.14 Contracts. All of the material contracts of Parent and its Subsidiaries that are required to be described in the Parent SEC Documents or to be filed as exhibits thereto have been described or filed as required. Neither Parent or any of its Subsidiaries nor, to the knowledge of Parent, any other party is in breach of or default under any such contracts which are currently in effect, except for such breaches and defaults which are described in the Parent Letter or which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as set forth in the Parent SEC Documents or the Parent Letter, neither Parent nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, Parent or any such Subsidiary is entitled to conduct all or any material portion of the business of Parent and its Subsidiaries taken as whole.

          Section 2.15 ERISA. Each Parent Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable laws and administrative or governmental rules and regulations. No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Parent Plan for which the 30-day notice requirement has not been waived (other than with respect to the transactions contemplated by this Agreement), and no condition exists which would subject Parent or any ERISA Affiliate (as hereinafter defined) to any fine under Section 4071 of ERISA; except as disclosed in the Parent Letter, neither Parent nor any of its ERISA Affiliates has withdrawn from any Parent Plan or Parent Multiemployer Plan (as hereinafter defined) or has taken, or is currently considering taking, any action to do so; and no action has been taken, or is currently being considered, to terminate any Parent Plan subject to Title IV of ERISA. No Parent Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. To the knowledge of Parent, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Parent Plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred which would reasonably be expected to result in material liability to Parent or its Subsidiaries. Except as set forth in the Parent Letter, all Parent Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter as to such qualification from the Internal Revenue Service, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification. Parent is not aware of any reason why any Parent Plan is not so qualified in operation. Neither Parent nor any of its ERISA Affiliates has been notified by any Parent Multiemployer Plan that such Parent Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Parent Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. As used herein: (i) "Parent Plan" means a "pension plan" (as defined in Section 3(2) of ERISA, other than a Parent Multiemployer Plan) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by Parent or any of its ERISA Affiliates or to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability; (ii) "Parent Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Parent or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability; and (iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

          Section 2.16 Liabilities. Except as fully reflected or reserved against in the most recent audited consolidated financial statements included in the Parent SEC Documents filed prior to the date hereof, or disclosed in the footnotes thereto, or set forth in the Parent Letter, Parent and its Subsidiaries had no liabilities (including, without limitation, Tax liabilities) at the date of such consolidated financial statements, absolute or contingent, of a nature which are required by generally accepted accounting principles to be reflected on such consolidated financial statements or disclosed in the footnotes thereto, that were material, either individually or in the aggregate, to Parent and its Subsidiaries taken as a whole. Except as so reflected, reserved, disclosed or set forth, Parent and its Subsidiaries have no commitments which are reasonably expected to be materially adverse, either individually or in the aggregate, to Parent and its Subsidiaries taken as a whole.

          Section 2.17 Opinion of Financial Advisor. Parent has received the opinion of Lehman Brothers Inc., dated the date hereof, to the effect that, as of the date hereof, the financial terms of the Merger are fair to Parent from a financial point of view, a copy of which opinion has been delivered to the Company.

          Section 2.18 Pooling of Interests; Reorganization. To the knowledge of Parent after due investigation, neither Parent nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would result in the failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

          Section 2.19 Operations of Sub. Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          Section 2.20 Brokers. No broker, investment banker or other person, other than Lehman Brothers Inc., the fees and expenses of which will be paid by Parent (as reflected in an agreement between Lehman Brothers Inc. and Parent, a copy of which has been furnished to the Company), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

          Section 2.21 Ownership of Company Capital Stock. None of Parent, Sub or any of Parent's other Subsidiaries owns any shares of the capital stock of the Company.


                          ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Sub, except as set forth in the Company Letter (as hereinafter defined), as follows:

          Section 3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents or the Company Letter, the Company and its Subsidiaries are not subject to any material joint venture, joint operating or similar arrangement or any material shareholders agreement relating thereto.

          Section 3.2 Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of: 50,000,000 Company Common Shares and 600,000 shares of Preferred Stock, $100 par value ("Company Preferred Shares"), of which 3,500 shares have been designated as "Series E Preferred Stock" ("Company Series E Preferred Shares") and 300 shares have been designated as "Series F Preferred Stock" ("Company Series F Preferred Shares"). At the close of business on November 10, 1995: (i) 19,896,132 Company Common Shares were issued and outstanding, all of which were validly issued, are fully paid and nonassessable and are free of preemptive rights; (ii) 2826.2018 Company Series E Preferred Shares were issued and outstanding, all of which were validly issued, are fully paid and nonassessable and are free of preemptive rights; and (iii) 200 Company Series F Preferred Shares were issued and outstanding, all of which were validly issued, are fully paid and nonassessable and are free of preemptive rights. As of the date of this Agreement, except as provided in the Company's Certificate of Incorporation, except for stock options covering not in excess of 1,310,033 Company Common Shares (collectively, the "Company Stock Options"), and except for the Stock Option Agreement, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any such Subsidiary or obligating the Company or any such Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Company SEC Documents or the Company Letter (as such terms are hereinafter defined), each such share is beneficially owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. As of the date of its filing,
Exhibit 21 to the Company's Annual Report on Form 10-K for the transition period from July 1, 1994 to December 31, 1994, as filed with the SEC (the "Company Annual Report"), is a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC.

          Section 3.3 Authority. The Board of Directors of the Company has declared as advisable and fair to and in the best interests of the stockholders of the Company (and has resolved to recommend to stockholders for approval) the Merger and has approved this Agreement, and the Company has all requisite power and authority to enter into this Agreement and the Stock Option Agreement and (subject to approval of the Merger by a majority of the outstanding stock of the Company entitled to vote thereon) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by a majority of the outstanding stock of the Company entitled to vote thereon. The holders of the Company Preferred Shares are entitled to vote together with the holders of the Company Common Shares on the Merger and are entitled to one vote for each Company Preferred Share held. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery hereof by Parent and Sub and the validity and binding effect hereof on Parent and Sub) each constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The issuance of up to 3,959,330 Company Common Shares pursuant to the Stock Option Agreement has been duly authorized by the Company's Board of Directors. The preparation of the Joint Proxy Statement to be filed with the SEC has been duly authorized by the Company's Board of Directors.

          Section 3.4 Consents and Approvals; No Violation. Except as set forth in the letter dated and delivered to Parent on the date hereof (the "Company Letter"), which relates to this Agreement and is designated therein as being the Company Letter, the execution and delivery of this Agreement and the Stock Option Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under: (i) any provision of the Certificate of Incorporation or By-Laws of the Company or the comparable charter or organization documents or by-laws of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and would not materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Stock Option Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement, except:
(i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act, (ii) for the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) for such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (iv) for such filings, authorizations, orders and approvals, if any, as may be required to obtain the State Takeover Approvals,
(v) for such filings as may be required in connection with the taxes described in Section 5.11, (vi) for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country (including, without limitation, any political subdivision thereof) in which Parent or the Company or any of their respective Subsidiaries conducts any business or owns any property or assets and (vii) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and would not materially impair the ability of the Company to perform its obligations hereunder or under the Stock Option Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

          Section 3.5 SEC Documents and Other Reports. The Company has filed all documents required to be filed by it with the SEC since June 30, 1993. As of their respective dates, all documents filed by the Company with the SEC since June 30, 1993 (the "Company SEC Documents") complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the
SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as set forth in the Company SEC Documents, since December 31, 1994, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements.

          Section 3.6 Registration Statement and Joint Proxy State ment. None of the information included or incorporated by reference in the Joint Proxy Statement and provided by the Company will, at the time of the mailing thereof, at the time of each of the Stockholder Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its directors and officers or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. The Joint Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

          Section 3.7 Absence of Certain Changes or Events. Except as set forth in the Company SEC Documents filed prior to the date hereof or the Company Letter, since December 31, 1994: (i) the Company and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company; (ii) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that would reasonably be expected to have a Material Adverse Effect on the Company; (iii) there has been no material change in the indebtedness of the Company and its Subsidiaries (other than changes in the ordinary course of business), no change in the outstanding shares of capital stock of the Company except for the issuance of Company Common Shares pursuant to the Company Stock Options and no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock except for regular quarterly dividends of not more than $175 per Company Series E Preferred Share, of not more than $175 per Company Series F Preferred Share and of not more than $.23 per Company Common Share; and (iv) there has been no Material Adverse Change with respect to the Company, nor any event or development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change with respect to the Company.

          Section 3.8 No Existing Violation, Default, Etc. Neither the Company nor any of its Subsidiaries is in violation of (i) its charter or other organization documents or by-laws, (ii) any applicable law, ordinance or administrative or governmental rule or regulation or
(iii) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Worker Safety Laws and Environmental Laws, except for any violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past or current events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as, individually or in the aggregate with any such other interference or prevention, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

          Except as may be set forth in the Company SEC Documents or the Company Letter: (i) there is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any loan or credit agreement, note, bond, mortgage, indenture or guarantee of indebtedness for borrowed money and (ii) there is no existing event of default or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any lease, other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary or any of their respective properties, assets or business is bound, in the case of each of clause (i) and (ii) immediately above, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

          Section 3.9 Licenses and Permits. The Company and its Subsidiaries have received such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Entities (the "Company Licenses") as are necessary to own or lease and operate their respective properties and to conduct their respective businesses substantially in the manner described in the Company SEC Documents and as currently owned or leased and conducted, and all such Company Licenses are valid and in full force and effect, except for any such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances which the failure to have or to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance in all material respects with their respective obligations under the Company Licenses, with only such exceptions as, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on the Company, and no event has occurred that allows, or after notice or lapse of time, or both, would allow, revocation or termination of any material Company License.

          Section 3.10 Environmental Matters. Except as set forth in the Company SEC Documents or the Company Letter, (i) neither the Company nor any of its Subsidiaries is the subject of any federal, state, local, foreign or provincial investigation, and neither the Company nor any of its Subsidiaries has received any notice or claim (or is aware of any facts that would form a reasonable basis for any claim), or entered into any negotiations or agreements with any other person, relating to any material liability or obligation or material remedial action or potential material liability or obligation or material remedial action under any Environmental Law; and (ii) there are no pending, reasonably anticipated or, to the knowledge of the Company, threatened actions, suits or proceedings (or facts that would form a reasonable basis for any such action, suit or proceeding) against the Company, any of its Subsidiaries or any of their respective properties, assets or operations asserting any such material liability or obligation or seeking any material remedial action in connection with any Environmental Laws.

          Section 3.11 Tax Matters. Except as otherwise set forth in the Company Letter: (i) the Company and each of its Subsidiaries have filed all federal, and all material state, local, foreign and provincial, Tax Returns required to have been filed on or prior to the date hereof, or appropriate extensions therefor have been properly obtained, and such Tax Returns are correct and complete, except to the extent that any failure to be correct and complete would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been duly obtained, or such Taxes are being timely and properly contested, and the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (iv) such Tax Returns relating to federal and state income Taxes have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of such Tax Returns are currently pending; and (vi) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or are being timely and properly contested. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Taxes have been established and maintained in accordance with generally accepted accounting principles. To the knowledge of the Company, the representations set forth in the Company Tax Certificate attached to the Company Letter, if made on the date hereof (assuming the Merger were consummated on the date hereof), would be true and correct in all material respects.

          Section 3.12 Actions and Proceedings. Except as set forth in the Company SEC Documents or the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of its or their properties, assets or business, any Company Plan (as defined in Section 3.15) or, to the knowledge of the Company, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the Company SEC Documents or the Company Letter, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of its or their properties, assets or business, any Company Plan or, to the knowledge of the Company, any of its or their current or former directors or officers, as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the Company SEC Documents or the Company Letter, as of the date hereof, there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of its or their properties, assets or business, any Company Plan or, to the knowledge of the Company, any of its or their current or former directors or officers, as such, relating to the transactions contemplated by this Agreement.

          Section 3.13 Labor Matters. Except as disclosed in the Company SEC Documents or the Company Letter, neither the Company nor any of its Subsidiaries has any labor contracts, collective bargaining agreements or material employment or consulting agreements with any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel") or any representative of any Company Business Personnel. Except as set forth in the Company SEC Documents or the Company Letter, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to Company Business Personnel, and there is no unfair labor practice complaint pending against the Company or any or its Subsidiaries with respect to Company Business Personnel, which, in either case, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the Company SEC Documents or the Company Letter, there is no material labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any material primary work stoppage or other material labor difficulty involving its employees during the last three years.

          Section 3.14 Contracts. All of the material contracts of the Company and its Subsidiaries that are required to be described in the Company SEC Documents or to be filed as exhibits thereto have been described or filed as required. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or default under any such contracts which are currently in effect, except for such breaches and defaults which are described in the Company Letter or which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the Company SEC Documents or the Company Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the Company or any such Subsidiary is entitled to conduct all or any material portion of the business of the Company and its Subsidiaries taken as a whole.

          Section 3.15 ERISA. Schedule A to the Company Letter sets forth the name of (a) each Company Plan which is a single-employer plan as defined in Section 4001(a)(15) of ERISA and (b) each employment, severance, termination, consulting or retirement plan or agreement providing for payment of benefits in excess of twelve months compensation and benefits, and which contains any special provision becoming effective upon the occurrence of a change in control of the Company, excluding any such payments required under any domestic or foreign law. True copies of each of the documents described in clause
(a) and (b) above have heretofore been delivered to Parent. Each Company Plan complies in all material respects with ERISA, the Code and all other applicable laws and administrative or governmental rules and regulations. Except as set forth in the Company Letter, no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived (other than with respect to the transactions contemplated by this Agreement), and no condition exists which would subject the Company or any ERISA Affiliate to any fine under Section 4071 of ERISA; except as disclosed in the Company Letter, neither the Company nor any of its ERISA Affiliates has withdrawn from any Company Plan or Company Multiemployer Plan (as hereinafter defined) or has taken, or is currently considering taking, any action to do so; and no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. To the knowledge of the Company, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Company Plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred which would reasonably be expected to result in material liability to the Company or its Subsidiaries.
Except as set forth in the Company Letter, all Company Plans that are intended to be qualified under Section 401(a) of the Code have received a favorable determination letter as to such qualification from the Internal Revenue Service, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification. The Company is not aware of any reason why any Company Plan is not so qualified in operation. Neither the Company nor any of its ERISA Affiliates has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. As used herein: (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA, other than a Company Multiemployer Plan) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability; and (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability. Except as disclosed in the Company SEC Documents or the Company Letter, since January 1, 1995, neither the Company or any Subsidiary of the Company has entered into or adopted any Company Plan other than a Company Plan which is not material in the ordinary course of business consistent with past practices or amended in any material respect any existing Company Plan, except as required by law or in the ordinary course of business consistent with past practices nor has the Company or any Subsidiary of the Company materially increased the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business and consistent with past practice, or granted any severance or termination pay to, or entered into, or amended or modified, any employment, severance or consulting agreement with, any director or officer of the Company or any of its Subsidiaries, or, except in the ordinary course of business consistent with past practices, established, adopted, entered into or, except as may be required to comply with applicable law, or except in the ordinary course of business consistent with past practices, amended in any material respect or taken action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee.
Under the circumstances of the Merger, the execution and delivery by the Company of this Agreement and the consummation of the Merger will not, by operation of the terms of any stock option plan of the Company or any Subsidiary of the Company, result in the acceleration of the vesting of any options granted under any such plan, but will result in a benefit under the Company's 1994 Shareholder Value Plan becoming fully payable in shares.

          Section 3.16 Liabilities. Except as fully reflected or reserved against in the most recent audited consolidated financial statements included in the Company SEC Documents filed prior to the date hereof, or disclosed in the footnotes thereto, or set forth in the Company Letter, the Company and its Subsidiaries had no liabilities (including, without limitation, Tax Liabilities) at the date of such consolidated financial statements, absolute or contingent, of a nature which are required by generally accepted accounting principles to be reflected on such consolidated financial statements or disclosed in the footnotes thereto, that were material, either individually or in the aggregate, to the Company and its Subsidiaries taken as a whole.
Except as so reflected, reserved, disclosed or set forth, the Company and its Subsidiaries have no commitments which are reasonably expected to be materially adverse, either individually or in the aggregate, to the Company and its Subsidiaries taken as a whole.

          Section 3.17 Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan & Co., Inc., dated the date hereof, to the effect that, subject to the provisions set forth in such letter, as of the date hereof, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

          Section 3.18 State Takeover Statutes; Absence of Stockholder Rights Plan. The restrictions on business combinations contained in
Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement, the Stock Option Agreement, the Voting Agreement, the Irrevocable Proxy or the transactions contemplated hereby or thereby. The Board of Directors of the Company has adopted a resolution as follows: "The transactions contemplated by the Merger Agreement, the Stock Option Agreement, the Voting Agreement and the Irrevocable Proxy are hereby authorized and approved with the intent that no State Takeover Laws shall be applicable to the Merger, the Merger Agreement, the Stock Option Agreement, the Irrevocable Proxy, the Voting Agreement or the transactions contemplated thereby." The Company has not adopted or executed, and is not a party or subject to, any "Shareholder Rights Plan" or similar instrument, plan or agreement.

          Section 3.19 Pooling of Interests; Reorganization. To the knowledge of the Company after due investigation, neither the Company nor any of its Subsidiaries has (i) taken any action or failed to take any action which action or failure would jeopardize the treatment of the Merger as a pooling of interests for accounting purposes or (ii) taken any action or failed to take any action which action or failure would result in the failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

          Section 3.20 Brokers. No broker, investment banker or other person, other than J.P. Morgan & Co., Inc. the fees and expenses of which will be paid by the Company (as reflected in an agreement between J.P. Morgan & Co., Inc. and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contem plated by this Agreement based upon arrangements made by or on behalf of the Company.

          Section 3.21 Ownership of Parent Capital Stock. Neither the Company nor any of its Subsidiaries owns any shares of the capital stock of Parent.

                              ARTICLE IV

           COVENANTS RELATING TO CONDUCT OF BUSINESS

          Section 4.1  Conduct of Business Pending the Merger.

     (a) Actions by Parent. During the period from the date of this Agreement through the Effective Time, except as otherwise expressly required by this Agreement or as set forth in the Parent Letter, Parent shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, all to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Parent Letter, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company:

          (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than regular quarterly dividends (before giving effect to the November Stock Dividend) of not
more than      $0.16 per share on Parent Common Stock, dividends paid
by Subsidiaries of Parent in the ordinary course of business and consistent with past practice and the November Stock Dividend); or (B) purchase, redeem or otherwise acquire any shares of its capital stock or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, if the result of any such purchase, redemption or acquisition would be to impair the ability of Parent to account for the Merger as a pooling of interest;

         (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than the distribution of the Parent Rights in accordance with the Parent Rights Agreement and the issuance of any securities upon the exercise thereof, the issuance of Parent Common Stock during the period from the date of this Agreement through the Effective Time upon the exercise of Parent Stock Options outstanding on the date of this Agreement under Parent's existing stock option plans, grant options for Parent Common Stock and issue Parent Common Stock upon the exercise of Parent Stock Options which may be granted pursuant to Parent's existing stock option plans in the ordinary course of business consistent with past practice, the issuance of Parent Common Stock pursuant to the November Stock Dividend, the issuance of Parent Common Stock pursuant to any other stock split or dividend, which such split or dividend would give rise to an adjustment to the Conversion Number under Section 1.10 hereof, and other than issuances or sales of any of the foregoing securities in an amount in the aggregate, pursuant to one or more transactions, not exceeding 10% of the shares of Parent Common Stock outstanding as of the date hereof);

        (iii) amend its charter or organization documents; or amend its by-laws if such amendment would adversely affect the rights of the Company hereunder or holders of Company Common Shares upon consummation of the Merger;

         (iv) acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions that are not material to Parent and its Subsidiaries taken as a whole;

          (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are not material to Parent and its Subsidiaries taken as a whole;

         (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than
(A) borrowings or guarantees incurred in the ordinary course of business and consistent with past practice and (B) any loans, advances or capital contributions to, or other investments in, Parent or any majority-owned Subsidiary of Parent;

        (vii) violate or fail to perform any material obligation or duty imposed upon Parent or any Subsidiary by any applicable federal, state, local, foreign or provincial law, rule, regulation, guideline or ordinance;

       (viii) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures;

         (ix) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

          (x)   acquire any shares of capital stock of the Company.

          Parent shall promptly advise the Company orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on Parent.

     (b) Actions by the Company. During the period from the date of this Agreement through the Effective Time, except as otherwise expressly required by this Agreement or as set forth in the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in, and not enter into any material transaction other than in accordance with, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, all to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

          (i) (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than regular quarterly
dividends of not more than      $180 per Company Series E Preferred
Share, of not more than $180 per Company Series F Preferred Share and of not more than $.23 per Company Common Share (it being the express understanding of Parent and the Company that the stockholders of the Company shall be entitled to either a dividend on Company Common Shares or shares of Parent Common Stock, but not both, for the calendar quarter in which the Closing shall occur, and the Board of Directors of the Company shall not declare any dividend or fix any record date therefor which would have such effect; provided however, that if (i) the Company shall not have declared any regular quarterly dividend in respect of any quarter after the date hereof in order to provide its stockholders an opportunity to receive a quarterly dividend in respect of Parent Common Stock for such quarter and (ii) the Merger is not effected on a date which would enable such stockholders to receive such dividend on Parent Common Stock, then the Company shall be entitled to declare a special dividend of not more than $.23 per Company Common Share with respect to any quarter to compensate such stockholders for such regularly quarterly dividend they would otherwise have received in respect of their Company Common Shares) and dividends paid by Subsidiaries of the Company in the ordinary course of business and consistent with past practice); (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than the issuance of Company Common Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms and the issuance of shares pursuant to the Stock Option Agreement);

        (iii) amend its charter or organization documents; or amend its by-laws, other than such amendments consented to in writing by Parent (which consent shall not be unreasonably withheld);

         (iv) acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than (A) transactions that are in the ordinary course of business and consistent with past practice and not material to the Company and its Subsidiaries taken as a whole and (B) acquisitions for an aggregate consideration paid or payable by the Company and its Subsidiaries (valuing any non-cash consideration at its fair market value and any contingent payments at the maximum amount payable and treating any liabilities assumed as consideration paid) in an amount not to exceed $10 million;

          (v) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than (A) transactions that are in the ordinary course of business and consistent with past practice and not material to the Company and its Subsidiaries taken as a whole, (B) dispositions for an aggregate consideration paid or payable to the Company and its Subsidiaries (valuing any non-cash consideration, contingent payments and liabilities assumed as provided in clause (iv) above) in an amount not to exceed $10 million and (C) transactions between the Company and any wholly-owned Subsidiary of the Company or between one Subsidiary of the Company and another Subsidiary of the Company;

         (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness, or make any loans, advances or capital contributions to, or other investments in, any other person, or retire any outstanding indebtedness for borrowed money, other than (A) borrowings or guarantees incurred in the ordinary course of business and consistent with past practice and (B) any loans, advances or capital contributions to, or other investments in, the Company or any majority-owned or 50% owned Subsidiary of the Company;

       (vii) enter into or adopt any Company Plan other than a Company Plan which is not material in the ordinary course of business consistent with past practices, or amend in any material respect any existing Company Plan, other than as required by law or in the ordinary course of business consistent with past practices;

      (viii) materially increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business and consistent with past practice, or grant any severance or termination pay to, or enter into, or amend or modify, any employment, severance or consulting agreement with, any director or officer of the Company or any of its Subsidiaries, or, except in the ordinary course of business consistent with past practices, establish, adopt, enter into or, except as may be required to comply with applicable law or, except in the ordinary course of business consistent with past practices, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        (ix) violate or fail to perform any material obligation or duty imposed upon the Company or any Subsidiary by any applicable federal, state, local, foreign or provincial law, rule, regulation, guideline or ordinance;

         (x) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures;

        (xi) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

        (xii) acquire any shares of capital stock of Parent.

          The Company shall promptly advise Parent orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on the Company. Any transaction which is expressly permitted by this Section 4.1(b) to be engaged in or consummated by the Company or any Subsidiary of the Company shall not be deemed otherwise prohibited by Section 4.2 or be deemed to constitute a "Takeover Proposal" hereunder.

          Section 4.2 No Solicitation. From and after the date hereof, the Company shall not, and shall use its reasonable best efforts to not permit any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal (as hereinafter defined) from any person, or engage in or continue discussions or negotiations relating to any Takeover Proposal; provided, however, that the Company may engage in discussions or negotiations with, or furnish information concerning the Company and its properties, assets and business to, any person which makes, indicates in writing an intention or desire to make, or in respect of which the Board of Directors of the Company has concluded in good faith is reasonably likely to make, a Superior Proposal (as hereinafter defined), in each case if the Board of Directors of the Company shall conclude in good faith on the basis of the advice of its outside counsel that the failure to take such action would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law; and provided further that notwithstanding anything to the contrary herein contained, the Board of Directors of the Company may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, comply with Rule 14d-9 thereunder and make all disclosures required by applicable law in connection therewith. The Company shall promptly notify Parent of any Takeover Proposal received by it or any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries or the receipt by the Company or any of the foregoing of any notice of any intention to make a Superior Proposal, including the material terms and conditions thereof (but expressly not including the identity of the person (or group) making such Takeover Proposal or indicating such intention or desire). As used in this Agreement: (i) "Takeover Proposal" means any proposal or offer, or any expression of interest by any person relating to the Company's willingness or ability to receive or discuss any proposal or offer (other than a proposal or offer by Parent or any of its Subsidiaries), for any merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any acquisition in any manner (including, without limitation, by tender or exchange offer) of a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries; and
(ii) "Superior Proposal" means a bona fide proposal or offer made by any person (x) to acquire the Company pursuant to any tender or exchange offer or any acquisition of all or substantially all of the assets of the Company and its Subsidiaries or (y) to enter into a merger, consolidation or other business consolidation with the Company or any of its Subsidiaries, in each case on terms which a majority of the members of the Board of Directors of the Company determines in good faith, and based on the advice of independent financial advisors, to be more favorable to the Company and its stockholders than the transactions contemplated hereby (including any revised transaction proposed by Parent pursuant to Section 7.1(f)).

          Section 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party (other than any involving Parent or its Subsidiaries). During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction unless, in any case, the Board of Directors of the Company concludes in good faith, and based on the advice of its outside counsel, that the enforcement of such provisions would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law.

          Section 4.4 Pooling of Interests; Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other parties hereto shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall
(i) knowingly take or fail to take any action which action or failure would result in the failure of the Merger to qualify as a pooling of interests for accounting purposes or (ii) knowingly take or fail to take any action which action or failure would result in the failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code or would cause any of the representations and warranties set forth in the Company Tax Certificate attached to the Company Letter or the Parent Tax Certificate attached to the Parent Letter to be untrue or incorrect in any material respect.


                           ARTICLE V

                     ADDITIONAL AGREEMENTS

          Section 5.1 Stockholder Meetings. The Company and Parent shall each call a meeting of its stockholders (respectively, the "Company Stockholder Meeting" and the "Parent Stockholder Meeting" and, collectively, the "Stockholder Meetings") to be held as promptly as practicable (but in no event prior to the fulfillment of the conditions specified in Section 6.1(c) to each party's obligation to effect the Merger) for the purpose of voting upon the Merger (in the case of the Company) and the Parent Share Issuance and the Charter Amendments (in the case of Parent). The Company and Parent shall, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and shall not withdraw such recommendation; provided, however, that neither such Board of Directors shall be required to make, and each such Board shall be entitled to withdraw, such recommendation if such Board of Directors concludes in good faith on the basis of the advice of its outside counsel that the making of, or the failure to withdraw, such recommendation would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law. The respective Boards of Directors of the Company, Parent and Sub shall not rescind their respective declarations that the Merger is advisable unless, in any such case, any such Board of Directors concludes in good faith on the basis of the advice of its outside counsel that the failure to rescind such determination would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law. The Company and Parent shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day.

          Section 5.2 Preparation of the Registration Statement and the Joint Proxy Statement. The Company and Parent shall promptly prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and the Company shall reasonably cooperate with Parent in connection therewith. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in connection with the Merger and upon any exercise of the Substitute Options (as defined in Section 5.8). The Company shall use its reasonable best efforts to furnish all information concerning the Company and the holders of Company Common Shares as may be reasonably requested by Parent in connection with any such action.

          Section 5.3 Comfort Letters. (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent "comfort" letters of Arthur Andersen LLP, the Company's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and as is reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

          (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Ernst & Young LLP, Parent's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and as is reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

          Section 5.4 Access to Information. Subject to currently existing contractual and legal restrictions applicable to Parent (which Parent represents and warrants do not require it to withhold information which is material and adverse to Parent and its Subsidiaries taken as a whole) or to the Company (which the Company represents and warrants do not require it to withhold information which is material and adverse to the Company and its Subsidiaries taken as a whole), Parent and the Company shall, and shall cause each of its respective Subsidiaries to, afford, during normal business hours during the period from the date of this Agreement through the Effective Time, to the accountants, counsel, financial advisors, officers and other representatives of the other reasonable access to, and permit them to make such inspections as may reasonably be requested of, its properties, books, contracts, commitments and records (including, without limitation, the work papers of independent public accountants), and also permit such interviews with its officers and employees as may be reasonably requested; and, during such period, Parent and the Company shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its properties, assets, business and personnel as the other may reasonably request. From the date of this Agreement through the Effective Time, Parent and the Company shall consult with each other regarding any inquiries made by antitrust regulatory authorities, including as to any issues raised by such authorities and the possible resolutions thereof. No investigation pursuant to this Section 5.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent or the Company pursuant to this Section 5.4 shall be kept confidential in accordance with the Confidentiality Agreements dated July 7, 1995 between Parent and the Company. Parent and the Company each hereby expressly reaffirms its obligations under such Confidentiality Agreements and agrees and acknowledges that such Confidentiality Agreements shall survive the termination of this Agreement.


          Section 5.5 Compliance with the Securities Act. (a) Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying each person who, at the time of the Company Stockholder Meeting, may be deemed to be an "affiliate" of the Company, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Company Rule 145 Affiliates"). The Company shall use its reasonable best efforts to cause each person who is identified as a Company Rule 145 Affiliate in such list to deliver to Parent on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Company Rule 145 Affiliate will not (i) sell, transfer or otherwise dispose of any Company Common Shares or any shares of Parent Common Stock issued to such Company Rule 145 Affiliate in connection with the Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act, or (ii) sell, pledge, transfer or otherwise dispose of or in any other way reduce such Company Rule 145 Affiliate's risk relative to any Company Common Shares or any shares of Parent Common Stock received in the Merger (within the meaning of Section 201.01 of the SEC's Financial Reporting Release No. 1) during the period commencing 30 days prior to the Effective Time and ending at such time as the financial results (including combined sales and net income) covering at least 30 days of post-Merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC.

          (b) Prior to the Effective Time, Parent shall cause to be prepared and delivered to the Company a list (reasonably satisfactory to counsel for the Company) identifying all persons who, at the time of the Parent Stockholder Meeting, may be deemed to be an "affiliate" of Parent, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Parent Rule 145 Affiliates"). Parent shall use its reasonable best efforts to cause each person who is identified as a Parent Rule 145 Affiliate in such list to deliver to the Company on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Parent Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of or in any other way reduce such Parent Rule 145 Affiliate's risk relative to any shares of Parent Common Stock or any Company Common Shares (within the meaning of Section 201.01 of the SEC's Financial Reporting Release No. 1) during the period commencing 30 days prior to the Effective Time and ending at such time as the financial results (including combined sales and net income) covering at least 30 days of post-Merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC. As soon as reasonably practicable, but in no event later than 30 days after the end of the first full fiscal quarter of Parent which includes results covering at least 30 days of post-Merger combined operations of Parent and the Company, Parent shall publish its results of operations for such fiscal quarter.

          Section 5.6 Stock Exchange Listings. Parent shall use its reasonable best efforts to list on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger and upon any exercise of the Substitute Options.

          Section 5.7 Fees and Expenses. (a) Except as otherwise provided in this Section 5.7 and in Section 5.11, whether or not the Merger shall be consummated, all costs and expenses incurred in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses and filing fees shall be divided equally between Parent and the Company.

          (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement shall be terminated by the Company pursuant to Section 7.1(f), the Company shall simultaneous therewith pay to Parent an amount in cash equal to $30 million less the Stock Option Gain Amount, if any.

          (c) Notwithstanding any provision in this Agreement to the contrary, if there shall be a Takeover Proposal and if this Agreement shall be terminated by Parent pursuant to Section 7.1(g), the Company shall immediately pay to Parent an amount in cash equal to $30 million less the Stock Option Gain Amount, if any.

          (d) Notwithstanding any provision in this Agreement to the contrary, if (i) prior to the Company Stockholder Meeting this Agreement shall not have been terminated and (x) there shall be a Takeover Proposal or the Company shall receive an indication of a possible Takeover Proposal by any person other than Parent or an Affiliate of Parent, (y) any person other than Parent or an Affiliate of Parent shall file a Statement on Schedule 13D under the Exchange Act or (z) the Company shall engage in discussions or negotiations with, or furnish information to, any person pursuant to the first proviso of the first sentence of Section 4.2, (ii) the stockholders of the Company shall not approve the Merger at the Company Stockholder Meeting or any adjournment thereof, (iii) within twelve months after the Company Stockholder Meeting or the last adjournment thereof the Company shall enter into any letter of intent (whether or not binding), acquisition agreement, merger agreement or other similar agreement or agreement in principle in respect of a Takeover Proposal with any person contemplated by subparts (x),(y) or (z) of clause (i) above or such person shall commence any tender or exchange offer for the Company Common Shares and (iv) upon, or at any time within twelve months after, such entry into any agreement or such commencement of any tender or exchange offer such person shall consummate a transaction similar to that contemplated by such Takeover Proposal or any tender or exchange offer for the Company Common Shares, the Company shall immediately pay to Parent an amount in cash equal to $30 million less the Stock Option Gain Amount, if any.

          (e) Notwithstanding any provision in this Agreement to the contrary, if (i) this Agreement shall be terminated by the Company pursuant to Section 7.1(l) after a Takeover Proposal has been made by any person, (ii) within twelve months after such termination, the Company shall enter into a letter of intent (whether or not binding), acquisition agreement, merger agreement or other similar agreement or agreement in principle with such person (or any Affiliate of such person or other person related to such person) with respect to such Takeover Proposal and (iii) upon, or at any time within twelve months after, such entry into a letter of intent, acquisition agreement, merger agreement or other similar agreement or agreement in principle such person (or any such Affiliate or related person) shall consummate a transaction similar to that contemplated by such Takeover Proposal, the Company shall immediately pay to Parent an amount in cash equal to $30 million less the Stock Option Gain Amount, if any.

          (f) Notwithstanding any provision in this Agreement to the contrary, if this Agreement shall be terminated by the Company pursuant to Section 7.1(h), Parent shall immediately pay to the Company an amount in cash equal to $30 million.

          (g) Notwithstanding any provision in this Agreement to the contrary, if this Agreement shall be terminated by the Company pursuant to Section 7.1(m), Parent shall reimburse the Company for all costs and expenses incurred by it in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants, and the Company share of printing expenses and filing fees, immediately upon presentation by the Company of a statement therefore which expenses will be conclusively established by such statement; provided, however, that in no event shall Parent be required to reimburse the Company for more than $5 million of costs and expenses, in the aggregate, pursuant to this Section 5.7(g).

          For purposes of this Section 5.7, the term "Stock Option Gain Amount" shall mean the aggregate of all Spread Amounts (as defined below) with respect to exercises of the Option simultaneously with, or prior to, the event giving rise to the payment of the fee specified in this Section 5.7. "Spread Amount" means, with respect to each exercise of the Option, the amount, in cash, equal to the dollar amount by which the average of the per share closing prices on the NYSE of the Company Common Shares (as reported in the New York Stock Exchange Composite Transactions) during the 20 consecutive trading days (or such fewer number of trading days after the date hereof, as the case may be) ending on the trading day immediately prior to the date on which such exercise occurs exceeds the Exercise Price (as defined in the Stock Option Agreement) then in effect, multiplied by the number of Optioned Shares (as defined in the Stock Option Agreement) as to which the Option is then so exercised. If, at the time of payment of the fee specified in this Section 5.7, the Option has not been exercised by Parent, the Stock Option Gain Amount shall be zero.

          In no event shall the Company be required to pay more than one such fee specified in any of subsections (b), (c), (d) or (e) of this Section 5.7. Nothing contained in this Section 5.7 shall be deemed to limit any remedies available to any party for any breach of this Agreement by any other party which such remedies shall be in addition to any amounts received by any party pursuant to this Section 5.7; provided, however, that, with respect to any breach by the Company of the provisions of Section 4.2 that is not the result of willful action (or willful failure to take action) or bad faith on the part of the Company, Parent's exclusive remedy in respect of such breach shall be limited to the right to receive the fee described in subsection (b),
(c), (d) or (e) of this Section 5.7 and, upon payment of such fee to Parent in accordance with the provisions of such subsection (b), (c),
(d) or (e), the Company shall have no further liability to Parent in respect of such breach.

          Section 5.8 Company Stock Options. Not later than the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time pursuant to any stock option plan (other than any "stock purchase plan" within the meaning of Section 423 of the Code) of the Company in effect on the date hereof (the "Company Stock Plans") shall become and represent an option to pur chase the number of shares of Parent Common Stock (a "Substitute Option"), decreased to the nearest whole share, determined by multiplying (i) the number of Company Common Shares subject to such Company Stock Option immediately prior to the Effective Time by
(ii) the Conversion Number, at an exercise price per share of Parent Common Stock (increased to the nearest whole cent) equal to the exercise price per Company Common Share immediately prior to the Effective Time divided by the Conversion Number. After the Effective Time, except as provided above in this Section 5.8, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time, and each Substitute Option shall be vested to the extent provided in the related Company Stock Option. This Section 5.8 shall be subject to any contrary provision contained in the applicable Company Stock Plan or in the option agreement with respect to any Company Stock Option outstanding thereunder, but the Company shall use its reasonable best efforts to obtain any necessary consents of the holders of such Company Stock Options to effect this Section 5.8. The Company shall not grant any stock appreciation rights or limited stock appreciation rights and shall not permit cash payments to holders of Company Stock Options in lieu of the substitution therefor of Substitute Options as provided in this Section 5.8. Parent shall register under the Securities Act on Form S-8 or another appropriate form all Substitute Options and all shares of Parent Common Stock issuable pursuant to all Substitute Options.

          Section 5.9 Reasonable Best Efforts; Pooling of Interests; Reorganization. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, to consummate and make effective, as soon as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings with, and the taking of all other reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and any State Takeover Approvals); (ii) the obtaining of all necessary consents, approvals or waivers from persons other than Governmental Entities; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Stock Option Agreement, the Voting Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; provided, however, that no party hereto shall be obligated to defend any such lawsuit or proceedings initiated by a Governmental Entity beyond any lawsuit or proceeding in a Federal District Court (and any appeal thereof); and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

          (b) Each of Parent and the Company shall cooperate and work together, with its respective accountants, with the objective that the Merger qualify as a pooling of interests under generally accepted accounting principles.

          (c) Each party hereto shall use its reasonable best efforts not to take any action, or to enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or to result in a breach of any of its covenants in this Agreement.

          (d) Notwithstanding any provision in this Agreement to the contrary: (i) neither Parent nor the Company shall be obligated to use its reasonable best efforts or to take any action (or omit to take any action) pursuant to this Agreement if the Board of Directors of Parent or the Company, as the case may be, shall conclude in good faith on the basis of the advice of its outside counsel that such action would be inconsistent with the fiduciary obligations of such Board of Directors under applicable law; and (ii) in connection with any filing or submission or other action required to be made or taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby and by the Stock Option Agreement, neither Parent nor the Company shall, without the other's prior written consent, commit to any divestiture transaction, and neither Parent, the Company nor any of their Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company and its Subsidiaries or any material portions thereof or any of the business, product lines, properties or assets of Parent or any of its Affiliates.

          (e) From and after the Effective Time, Parent shall not (and shall cause the Surviving Corporation and any other Subsidiary of Parent not to) knowingly take or fail to take any action which would result in the failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

          Section 5.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and without the written approval (which shall not unreasonably be withheld) of the other, except as may be required by applicable law or by existing obligations pursuant to any listing agreement with any national securities exchange.

          Section 5.11 Real Estate Transfer and Gains Tax. Either the Company or the Surviving Corporation shall pay all state, local or foreign taxes, if any (collectively, the "Gains Taxes"), attributable to the transfer of the beneficial ownership of the Company's and its Subsidiaries' real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion. The stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 5.11 in the preparation of any return with respect to the Gains Taxes.


          Section 5.12 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

          Section 5.13 Indemnification; Directors and Officers Insurance. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless to the fullest extent permitted under applicable law each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries or a director, officer, employee, agent or trustee of any employee benefit plan for employees of the Company or any of its Subsidiaries, including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgements, fines, penalties and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether civil, criminal or administrative) arising out of or pertaining to acts or omissions or alleged acts or omissions, by them in their capacities as such (whether or not alleged in their capacities as such) whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger. From and after the Effective Time, Parent shall cause the Surviving Corporation to pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted under applicable law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and Parent and the Surviving Corporation after the Effective Time) and the Company shall (or after the Effective Time, Parent shall cause the Surviving Corporation to) pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and
(ii) the Company (or after the Effective Time, Parent and the Surviving Corporation) will use all reasonable efforts to assist in the defense of any such matter, provided that neither the Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent which consent shall not unreasonably be withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the Surviving Corporation) and Parent (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 5.13 except to the extent such failure materially prejudices such party), and shall deliver to the Company (or after the Effective Time, Parent and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The Company, Parent and Sub agree that all rights to indemnification and the like, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and Parent shall cause the Surviving Corporation to honor such rights in full.

          (b) Parent shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under the DGGL, which provisions shall not be modified or amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.


          (c) Parent or the Surviving Corporation shall maintain the Company's existing directors' and officers' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Date; provided, that Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; and provided further that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for such D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

          (d) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. In the event Parent or the Surviving Corporation or any of the successors or assigns of either of them transfers or conveys all or substantially all of its properties and assets to any person, then, in each such case, proper provision shall be made to cause the transferee of such properties and assets to assume the obligations of Parent or the Surviving Corporation or such successors or assigns, as the case may be, under this Section 5.13.

          Section 5.14 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which does or would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 5.15 Board of Directors. Parent and the Company shall mutually select from among the current members of the Board of Directors of the Company four individuals for nomination as directors of Parent. If an individual so selected consents to serve as a director, such individual shall be elected as a director of Parent, effective as of the Effective Time, for a term expiring (a) at Parent's 1996 annual meeting of stockholders in the case of two of such individuals, (b) at Parent's 1997 annual meeting of stockholders in the case of one other of such individuals and (c) at Parent's 1998 annual meeting of stockholders in the case of the remaining of such four individuals, in each case subject to being renominated as a director following the expiration of such terms at the discretion of the nominating committee of Parent's Board of Directors.

          Section 5.16 Employee Benefits. (a) During the one-year period immediately following the Effective Time, Parent shall cause to be provided each of the employees who were employed by the Company or any of its Subsidiaries at the Effective Time and continue or terminate employment with the Surviving Corporation or any of its Subsidiaries ("Employee") compensation and benefits (including any Company Plans, Parent Plans, vacation pay, holiday pay, sick pay, incentive pay, bonuses, salary continuation, fringe benefits and other benefit plans or arrangements) no less favorable in the aggregate than the compensation and benefits provided the Employee by the Company or any of its Subsidiaries immediately prior to the Effective Time, all of which compensation and benefit plans and arrangements are reasonable under the circumstances and were entered into in the ordinary course of business.

          (b) During the one-year period immediately following the Effective Time, Parent shall cause to be maintained for each Employee whose employment with the Surviving Corporation or any of its Subsidiaries is terminated after the Closing a severance policy which is no less favorable in the aggregate than the severance policy of the Company or any of its Subsidiaries as applied to the class of employees of which such Employee is a part prior to the Effective Time, which severance policy is reasonable under the circumstances and was entered into in the ordinary course of business.

          (c) Parent shall cause service with the Company or any of its Subsidiaries (or their respective predecessors) prior to the Effective Time to be treated as service for all benefit plans and arrangements described in Section 5.16(a) for all purposes under such benefit plans and arrangements, including, without limitation, for purposes of pre-existing conditions limitations, waiting period and vesting requirements and shall cause all benefits accrued by any Employee under any Company Plan or other benefit plan or arrangement prior to the Effective Time to be provided to such Employee; provided, however, that this Section 5.16(c) shall not be applicable to any benefit accrual under any Parent Plan that is a defined benefit pension plan or result in a duplication of benefits.

          (d) Nothing in this Section 5.17 shall prevent the Surviving Corporation from terminating the employment of any Employee at anytime.

          (e) (i) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, honor in accordance with its terms The Vigoro Corporation Severance Plan, in substantially the form attached to the Company Letter (the "Severance Plan"), and which will be applicable to those persons listed on Schedule 5.16(e)(i) to the Company Letter. Schedule 5.16(e)(i) sets forth the approximate amount of the Severance Benefit (as defined in the Severance Plan) for each person listed on such Schedule as if the Severance Benefit were calculated as of the date hereof. Notwithstanding anything to the contrary contained in this Agreement, the adoption and implementation of the Severance Plan in accordance with its terms shall not constitute a breach by the Company of any representation, warranty or covenant contained in this Agreement.

          (ii) Simultaneously with the consummation of the Merger, Parent and the Surviving Corporation shall offer to enter into (and enter into with respect to each offer that is accepted) (A) a Transition Bonus Agreement, in substantially the form attached to the Company Letter (the "Bonus Agreement"), with each of the persons listed on Schedule 5.16(e)(ii)(A) to the Company Letter and (B) a Non-Competition Agreement, in substantially the form attached to the Company Letter (the "Non-Compete"), with each of the persons listed on
Schedule 5.16(i)(ii)(B) to the Company Letter.  Schedule 5.16(e)(ii)
(A) sets forth the approximate amount of the Transition Bonus (as defined in the Bonus Agreement) for each person listed on such schedule as if the Transition Bonus were calculated as of the date hereof.
Schedule 5.16(e)(ii)(B) sets forth the approximate amount of the payment to be made pursuant to the Non-Competes for each person listed on such schedule.


                           ARTICLE VI

               CONDITIONS PRECEDENT TO THE MERGER

          Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. The Merger shall have been duly approved by a majority of the outstanding stock of the Company entitled to vote thereon, in accordance with applicable law and the Certificate of Incorporation and By-laws of the Company, the Parent Charter Amendments shall have been duly adopted by the holders of a majority of the outstanding shares of Parent entitled to vote thereon and the Parent Share Issuance shall have been duly approved by the holders of a majority of the votes cast at the Parent Stockholder Meeting by the holders of the shares of Parent Common Stock, provided, that the total number of votes cast on the Parent Share Issuance represents more than 50% of the shares of Parent Common Stock entitled to vote thereon at the Parent Stockholder Meeting.

          (b) Stock Exchange Listings. The shares of Parent Common Stock issuable in accordance with the Merger and upon exercise of the Substitute Options shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) HSR and Other Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         (ii) All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent or the Company (as the Surviving Corporation), assuming the Merger had taken place, shall have been obtained, shall have been made or shall have occurred.

          (d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC. All necessary state securities authorizations (including State Takeover Approvals) shall have been received and shall be in full force and effect.

          (e) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or prohibiting the Merger or any of the transactions contemplated hereby.

          (f) Accounting. Each of Parent and the Company shall have received a copy of an opinion of (i) Arthur Andersen LLP, in form and substance reasonably satisfactory to Parent and the Company, addressed to the Company, that, based on such procedures as were deemed relevant, the Company qualifies as an entity that may be a party to a business combination for which the pooling-of-interests method of accounting would be available and (ii) Ernst & Young LLP, in form and substance reasonably satisfactory to Parent and the Company, addressed to Parent, that, based on such procedures as were deemed relevant, the Merger will qualify as a pooling of interests under generally accepted accounting principles.

          Section 6.2  Conditions to Obligation of the Company to
Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (b) Tax Opinion. The Company shall have received an opinion of Altheimer & Gray (or such other outside counsel as shall be reasonably satisfactory to the Company and Parent), in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing as of the Effective Time, for United States federal income tax purposes:

          (i) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to such reorganization within the meaning of
Section 368(b) of the Code;

         (ii) No gain or loss will be recognized by Parent or the Company as a result of the Merger;

        (iii) No gain or loss will be recognized by the stockholders of the Company who are United States persons (within the meaning of the Code) upon the exchange of their Company Common Shares solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

         (iv) The aggregate tax basis of the shares of Parent Common Stock received by such a stockholder solely in exchange for Company Common Shares pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Common Shares exchanged therefor;

          (v) The holding period for shares of Parent Common Stock received by such a stockholder in exchange for Company Common Shares pursuant to the Merger will include the holding period of the Company Common Shares exchanged therefor, provided such Company Common Shares were held as capital assets by the stockholder at the Effective Time; and

         (vi) A stockholder of the Company who receives cash in lieu of a fractional share of Parent Common stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

In rendering such opinion, Altheimer & Gray (or such other counsel) may receive and rely upon representations, made as of the Effective Time contained in a certificate of the Company substantially in the form of the Company Tax Certificate attached to the Company Letter, a certificate of Parent substantially in the form of the Parent Tax Certificate attached to the Parent Letter and other appropriate certificates of the Company, Parent and others, including, without limitation, a certificate by the Company as to the historical and present status of the Company's stockholders and the stockholdings thereof.

          (c) Consents Under Agreements. Parent shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, Parent License, lease or other agreement or instrument, except where the failure to obtain the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent or upon the consummation of the transactions contemplated hereby.

          (d) Parent Affiliate Agreements. The Company shall have received the written agreements from the Parent Rule 145
Affiliates described in Section 5.5(b).

          (e)  Material Adverse Change.  Since the date of this
Agreement, there shall have been no Material Adverse Change with respect to Parent; and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (f) Litigation. There shall not have been instituted or be pending, or threatened, any suit, action or proceeding by any Governmental Entity as a result of this Agreement or any of the transactions contemplated hereby which, if such Governmental Entity were to prevail, would reasonably be expected, in the good faith opinion of the Company, to have a Material Adverse Effect on Parent or the Company.

          (g) Registration Rights Agreement. Parent shall enter into the Registration Rights Agreement with each of the parties thereto attached hereto as Exhibit C.

          Section 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, each of the repre sentations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (b) Consents Under Agreements. The Company shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, Company License, lease or other agreement or instrument, except where the failure to obtain the same would not reasonably be expected, in the good faith opinion of Parent, individually or in the aggregate, to have a Material Adverse Effect on the Company or Parent or upon the consummation of the transactions contemplated hereby.

          (c) Company Affiliate Agreements. Parent shall have received the written agreements from the Company Rule 145 Affiliates described in Section 5.5(a).

          (d) Litigation. There shall not have been instituted or be pending, or threatened, any suit, action or proceeding by any Governmental Entity as a result of this Agreement or any of the transactions contemplated hereby which, if such Governmental Entity were to prevail, would reasonably be expected, in the good faith opinion of Parent, to have a Material Adverse Effect on Parent or the Company (as the Surviving Corporation).

          (e) Stock Option Agreement. The Company and Parent shall have entered into the Stock Option Agreement, which shall have remained in full force and effect without breach by the Company.

          (f)  Material Adverse Change.  Since the date of this
Agreement, there shall have been no Material Adverse Change with respect to the Company; and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.


                          ARTICLE VII

               TERMINATION; AMENDMENT AND WAIVER

          Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of Parent or the Company of the matters presented in connection with the Merger:

          (a)  by mutual written consent of Parent and the Company;

          (b) by Parent, by written notice to the Company, if (i) the Company shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days after receipt by the Company of notice of such failure to comply, (ii) the stockholders of the Company shall not approve the Merger at the Company Stockholder Meeting or any adjournment thereof or (iii) the stockholders of Parent shall not approve and adopt the Parent Share Issuance or the Charter Amendments at the Parent Stockholder Meeting or any adjournment thereof;

          (c) by the Company, by written notice to Parent, if (i) Parent or Sub shall have failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days after receipt by Parent of notice of such failure to comply, (ii) the stockholders of the Company shall not approve the Merger at the Company Stockholder Meeting or any adjournment thereof or
(iii) the stockholders of Parent shall not approve and adopt the Parent Share Issuance or the Charter Amendments at the Parent Stockholder Meeting or any adjournment thereof;

          (d) by either Parent or the Company, by written notice from the terminating party to the other parties, if there has been (i) a material breach by the other (or Sub if the Company is the terminating party) of any representation or warranty that is not qualified as to materiality or (ii) a breach by the other (or Sub if the Company is the terminating party) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days after receipt by the breaching party of notice of the breach;

          (e) by either Parent or the Company, by written notice from the terminating party to the other parties, if: (i) the Merger has not been effected on or prior to the close of business on August 14, 1996; provided, however, that the right to terminate this Agreement pursuant to this clause (e) shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or re sulted in, the failure of the Merger to have occurred on or prior to such date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

          (f) by the Company, by written notice to Parent, if the Board of Directors of the Company shall determine in good faith that a Takeover Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this clause (f) unless (i) five business days shall have elapsed after delivery to Parent of a written notice of such determination by such Board of Directors and at all reasonable times during such five business-day period the Company shall have cooperated with Parent in informing Parent of the terms and conditions of such Takeover Proposal and the identity of the person or group making such Takeover Proposal, with the objective of providing Parent a reasonable opportunity, during such five business-day period, to propose a modification of the terms and conditions of this Agreement so that a business combination between the Company and Parent (or an Affiliate of Parent) may be effected, and
(ii) at the end of such five business-day period such Board of Directors shall continue to believe in good faith that such Takeover Proposal constitutes a Superior Proposal and simultaneously therewith the Company shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal; provided further that, simultaneously with any such termination under this Section 7.1(f), the fee set forth in Section 5.7(b) shall have been paid to Parent by the Company;

          (g) by Parent, by written notice to the Company, if: (i) the Board of Directors of the Company shall not have recommended the Merger to the Company's stockholders, or shall have resolved not to make such recommendation, or shall have modified in a manner adverse to Parent or rescinded its recommendation of the Merger to the Company's stockholders as being advisable and fair to and in the best interests of the Company and its stockholders, or shall have modified or rescinded its approval of this Agreement, or shall have resolved to do any of the foregoing, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Takeover Proposal or shall have resolved to do so or (iii) a tender offer or exchange offer for 30% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders within the 10 business day period (or such shorter period) required by Section 14e-2 of the Exchange Act (the taking of no position by the expiration of such 10 business day period (or such shorter period) with respect to the acceptance of such tender offer or exchange offer by its stockholders constituting such a failure);

          (h) by the Company, by written notice to Parent, if the Board of Directors of Parent shall not have recommended the Parent Share Issuance or the Charter Amendments to Parent's stockholders, or shall have resolved not to make such recommendation, or shall have modified in a manner adverse to the Company or rescinded its recommendation of the Parent Share Issuance or the Charter Amendments to Parent's stockholders as being advisable and fair to and in the best interests of Parent and its stockholders, or shall have modified in a manner adverse to the Company or rescinded its approval of this Agreement, or shall have resolved to do any of the foregoing;

          (i) by Parent, by written notice to the Company if the Company shall breach any of its covenants or agreements in Section 4.2;

          (j) by the Company, by written notice to Parent, prior to the Company Stockholder Meeting if the Average Price is less than $58.23 (this provision to be deemed amended and restated to the effect set forth in Schedule 7.1 after the November Stock Dividend);

          (k) by Parent, by written notice to the Company prior to the Parent Stockholder Meeting if the Average Price is greater than $85.33 (this provision to be deemed amended and restated to the effect set forth in Schedule 7.1 after the November Stock Dividend);

          (l) by either Parent or the Company, at any time during the 30-day period commencing on March 12, 1996 and ending on April 11, 1996, by written notice from the terminating party to the other parties, if the Merger has not been effected; or

          (m) by the Company, by written notice to Parent, if (i) Parent shall have entered into a definitive acquisition, merger or similar agreement under which the holders of Parent Common Stock outstanding immediately before the consummation of the acquisition, merger or similar transaction contemplated thereby will not own immediately after such consummation more than 50% of the outstanding voting securities (as such term is defined in Rule 405 under the Securities Act) of the acquiring or surviving corporation or its parent, or (ii) the Board of Directors of Parent recommends acceptance of a tender or exchange offer by any person for more than 50% of the outstanding Parent Common Stock.

          The right of Parent or the Company to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of such party, whether prior to or after the execution of this Agreement.

          Section 7.2  Effect of Termination.  In the event of
the termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void without any liability hereunder on the part of the Company, Parent, Sub or their respective directors or officers, except for the last two sentences of Section 5.4 and the entirety of Section 5.7, which shall survive any such termination; provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any breach of this Agreement; provided, however, that, with respect to any breach by the Company of the provisions of Section 4.2 that is not the result of willful action (or willful failure to take action) or bad faith on the part of the Company, Parent's exclusive remedy in respect of such breach shall be limited to the right to receive the fee described in subsection (b), (c), (d) or (e) of Section 5.7 and, upon payment of such fee to Parent in accordance with the provisions of such subsection (b), (c), (d) or (e), the Company shall have no further liability to Parent in respect of such breach.

          Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval by the stockholders of Parent and the Company of the matters presented to them in connection with the Merger; provided, however, that after any such approval, no amendment shall be made if applicable law would require further approval by such stockholders, unless such further approval shall be obtained. This Agreement shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any instrument delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                          ARTICLE VIII

                       GENERAL PROVISIONS

          Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time.

          Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the other parties hereto at the following addresses (or at such other address for any party as shall be specified by like notice):

          (a)  if to Parent or Sub, to

               IMC Global Inc.
               2100 Sanders Road
               Northbrook, Illinois  60062
               Attention: Marschall I. Smith
                          Senior Vice President and
                            General Counsel
               Facsimile:  (708) 205-4894

               with a copy to:

                    Sidley & Austin
                    One First National Plaza
                    Chicago, Illinois  60603
                    Attention: Thomas A. Cole and
                               Larry A. Barden
                    Facsimile: (312) 853-7036

          (b)  if to the Company, to

               The Vigoro Corporation
               225 North Michigan Avenue, Suite 2500
               Chicago, Illinois  60601
               Attention: Robert E. Fowler, Jr.
                          President and Chief Executive Officer
               Facsimile: (312) 819-2027

               with a copy to:

                    Altheimer & Gray
                    10 South Wacker Drive
                    Chicago, Illinois  60606
                    Attention:  Norman M. Gold
                    Facsimile:  (312) 715-4800

          Section 8.3 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          Section 8.4 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each of the parties hereto and delivered to the other parties.

          Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Stock Option Agreement, the Company Letter, the Parent Letter and the Confidentiality Agreements described in Section 5.4, (and the schedules and attachments to the foregoing) except as provided in the last sentence of Section 5.4, constitutes the entire agreement of the parties hereto and supersede all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof. This Agreement, except for the provisions of Sections 5.9(e), 5.13 or 5.16, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of such state.

          Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.

          Section 8.8 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, provisions and condi tions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon any determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

          Section 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed and attested by their respective officers thereunto duly authorized, all as of the date first written above.

                                   IMC GLOBAL INC.



                                   By: /s/ Wendell F. Bueche

                                      Wendell F. Bueche
                                      Chairman and Chief
                                        Executive Officer

Attest: /s/ Marschall I. Smith

        Marschall I. Smith
        Senior Vice President and
          General Counsel



                                   BULL MERGER COMPANY



                                   By: /s/ Wendell F. Bueche

                                      Wendell F. Bueche
                                      Chairman and Chief
                                        Executive Officer

Attest: /s/ Marschall I. Smith

        Marschall I. Smith
        Senior Vice President and
          General Counsel

                                   THE VIGORO CORPORATION



                                   By: /s/ Joseph P. Sullivan

                                      Joseph P. Sullivan
                                      Chairman of the Board


Attest: /s/ Robert E. Fowler, Jr.

        Robert E. Fowler, Jr.
        President and Chief
          Executive Officer

                                                  Schedule 1.5


                AMENDED AND RESTATED SECTION 1.5
                    OF THE MERGER AGREEMENT
            (to apply after November Stock Dividend)


          Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of either of the Constituent Corporations:

          (a) Each issued and outstanding common share, $.01 par value, of Sub shall be converted into 500 Common Shares of the Surviving Corporation.

          (b) All Company Common Shares that are held in the treasury of the Company and any Company Common Shares owned by Parent shall be cancelled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

          (c) Subject to the provisions of Sections 1.8 and 1.10, each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with
Section 1.5(b)) shall be converted into 1.60 (such number being hereinafter referred to as the "Conversion Number") of a validly issued, fully paid and nonassessable share of Parent Common Stock; provided, however, that if the average of the per share daily closing prices on the New York Stock Exchange (the "NYSE") of Parent Common Stock (as reported in the NYSE Composite Transactions in the Wall Street Journal, Midwest Edition) during the 20 consecutive trading days ending on the fifth trading day prior to the date that the Company Stockholder Meeting is held (the "Average Price") is less than $30.938, then the Conversion Number shall be equal to the lesser of: (a) 1.70; and (b) the number obtained by dividing $49.50 by the Average Price; and provided, further, that if the Average Price is greater than $40.00, then the Conversion Number shall be equal to the greater of:
(x) 1.50; and (y) the number obtained by dividing $64.00 by the Average Price. All such Company Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired; and each holder of a certificate representing prior to the Effective Time any such Company Common Shares shall cease to have any rights with respect thereto, except the right to receive (i) certificates representing the shares of Parent Common Stock into which such Company Common Shares have been converted, (ii) any dividends and other distributions in accordance with Section 1.7 and (iii) any cash, without interest, to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 1.8.

          (d) The Company Series E Preferred Shares and the Company F Preferred Shares (as such terms are defined in Section 3.2) shall not be converted or cancelled (except to the extent that the holder of any such Series E Preferred Shares or Series F Preferred Shares shall have perfected and not lost or withdrawn any right to appraisal for such shares under any applicable provisions of the DGCL) but shall remain Company Series E Preferred Shares and Company Series F Preferred Shares, respectively, of the Surviving Corporation (collectively, the "Preferred Shares") without alteration of their relative rights, preferences, terms and conditions.
                                                  Schedule 7.1


         AMENDED AND RESTATED SECTION 7.1(j) and 7.1(k)
                    OF THE MERGER AGREEMENT
            (to apply after November Stock Dividend)

          (j) by the Company, by written notice to Parent, prior to the Company Stockholder Meeting if the Average Price is less than $29.115;

          (k) by Parent, by written notice to the Company prior to the Parent Stockholder Meeting if the Average Price is greater than $42.665;